Exhibit 5.1

K&L GATES LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222-2613 T 412.355.6500 F 412.355.6501 klgates.com

May 8, 2017

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

Ladies and Gentlemen:

We have acted as counsel to Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 568,357 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which Shares may be issued from time to time in connection with the Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the Plan, the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Second Amended and Restated By-laws and the corporate actions of the Company with respect to the Plan, the Registration Statement and the Shares, and we have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials and, in rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

Universal Stainless & Alloy Products, Inc.

May 8, 2017

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP